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                                                                    EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Amkor Technology, Inc. dated June 16, 2000 of our reports:

- dated February 28, 2000, relating to the consolidated financial statements of Anam Semiconductor, Inc. and its subsidiary, prepared under generally accepted accounting principles in the United States of America.

- dated January 25, 2000, except as to Note 14, which is as of February 28, 2000, relating to the financial statements of the Seongsu, Pucheon and Pupyong Packaging Business of Anam Semiconductor, Inc.; and

- dated January 15, 2000, relating to the financial statements of Amkor Technology Korea, Inc. prepared under generally accepted accounting principles in the United States of America.


SAMIL ACCOUNTING CORPORATION

Seoul, Korea
June 13, 2000